INVESTMENT MANAGEMENT
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Exhibit (d)(3)(i)

December 12, 2025

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327-4347

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of November 18, 2014, as amended, between Voya Investments, LLC and Voya Investment Management Co. LLC (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya VACS Series LCC Fund (“VACS Series LCC Fund”), a newly established series of Voya Equity Trust (“VET”), effective on December 12, 2025, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rates for the Funds, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to VACS Series LCC Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_______________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: /s/ Catrina Willingham______________

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee
(as a percentage of average daily
assets allocated to the Sub-Adviser)
Voya Corporate Leaders® 100 Fund	0.1800% on all assets
Voya Global Income & Growth Fund	0.3375% on all assets

Voya Large-Cap Growth Fund	0.2295% on all assets

Voya Large Cap Value Fund	0.2925% on all assets

Voya MI Dynamic Small Cap Fund (formerly, Voya	0.3375% on all assets
Small Company Fund)

Voya MI Dynamic SMID Cap Fund (formerly, Voya	0.2475% on first $500 million;
0.2363% on next $250 million;
Mid Cap Research Enhanced Index Fund)	0.2250% on next $1.25 billion; and
0.2138% over $2 billion

0.3375% on the first $500 million;
Voya MidCap Opportunities Fund	0.3150% on the next $400 million;
0.2925% on the next $450 million; and

0.2700% on assets in excess of $1.350 billion

Voya Multi-Manager Mid Cap Value Fund

Voya Small Cap Growth Fund	0.3600% on all assets

Voya VACS Series LCC Fund	0.000% on all assets

Voya VACS Series MCV Fund	0.000% on all assets

Effective Date: December 12, 2025, to reflect the addition of Voya VACS Series LCC Fund.